   As filed with the Securities and Exchange Commission on October 16, 2000
                                                 Registration No. 333-_______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     Under
                          THE SECURITIES ACT OF 1933

                          __________________________

                               Aurora Foods Inc.
            (Exact name of registrant as specified in its charter)

           Delaware                                     94-3303521
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)


                               Aurora Foods Inc.
                          2000 Equity Incentive Plan
                           (Full title of the plan)
                           _________________________


                         1000 Union Station, Suite 300
                              St. Louis, MO 63103
         (Address of principal executive offices, including zip code)
                           _________________________

                            Christopher T. Sortwell
        Executive Vice President, Chief Financial Officer and Secretary
                               Aurora Foods Inc.
                         1000 Union Station, Suite 300
                              St. Louis, MO 63103
                                (314) 241-0303
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
                           _________________________

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
   Title of Each Class of                  Amount to be         Proposed Maximum        Proposed Maximum        Amount of
 Securities to be Registered                Registered          Offering Price Per      Aggregate Offering     Registration
                                                                    Share(1)                Price(2)                Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share      7,000,000 shares     $3.03125 - $4.25        $26,115,464.85         $6,894.48
=============================================================================================================================

     (1) The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 7,000,000 shares to be registered hereunder, 1,750,000 shares are subject to options at an exercise price of $4.25 per share, 3,064,625 shares are subject to options at an exercise price of $3.875 per share and 300,000 shares are subject to options at an exercise price of $3.625 per share. The offering price for the remaining 1,885,375 shares not subject to options on the date hereof of $3.03125 per share has been estimated solely for the purposes of determining the registration fee pursuant to the Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of Aurora Foods Inc. common stock, par value $.01 par value per share, as reported on the New York Stock Exchange on October 11, 2000.

     (2) The maximum aggregate offering price consists of $7,437,500.00 payable in respect of 1,750,000 shares subject to options at an exercise price of $4.25 per share, plus $11,875,421.88 payable in respect of 3,064,625 shares subject to options at an exercise price of $3.875 per share, plus $1,087,500.00 payable in respect of 300,000 shares subject to options at an exercise price of $3.625 per share, plus $5,715,042.97 payable in respect of 1,885,375 shares not subject to options on the date hereof.
================================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

     The following documents filed by Aurora Foods Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. (Commission File No. 333-50681)

     (b) The Company's Current Report on Form 8-K/A filed on January 11, 2000. (Commission File No. 333-50681)

     (c) The Company's Current Report on Form 8-K/A filed on January 12, 2000. (Commission File No. 333-50681)

     (d) The Company's Current Report on Form 8-K filed on February 22, 2000. (Commission File No. 333-50681)

     (e) The Company's Current Report on Form 8-K filed on March 3, 2000. (Commission File No. 333-50681)

     (f) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000. (Commission File No. 333-50681)

     (g) The Company's Current Report on Form 8-K filed on April 4, 2000. (Commission File No. 333-50681)

     (h) The Company's Current Report on Form 8-K filed on April 20, 2000. (Commission File No. 333-50681)

     (i) The Company's Current Report on Form 8-K filed on May 18, 2000. (Commission File No. 333-50681)

     (j) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000. (Commission File No. 333-50681)

     (k) The Company's Current Report on Form 8-K filed on August 18, 2000. (Commission File No. 333-50681)

     (l) The Company's Current Report on Form 8-K filed on September 21, 2000. (Commission File No. 333-50681).

     (m) The description of the Common Stock of the Company contained in the Registration Statement on Form S-1 originally filed with the Commission on April 22, 1998 (File No. 333-50681) under the Securities Act of 1933, as amended, under the caption "Description of Capital Stock".

     (n) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Articles Eighth and Ninth of the Certificate of Incorporation of the Company provide that the Company's officers and directors shall not be liable to the Company except in certain circumstances and that the Company shall indemnify the officers and directors of the Company.

     The Company's By-Laws provide, among other things, that the Company shall indemnify, in the manner and to the fullest extent permitted by applicable law, any person made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines penalties and amounts paid in settlement actually and reasonably incurred (and not otherwise recovered) by such person in connection with the investigation, preparation to defend or defense of such action, suit, claim or proceeding.

     Certain employment contracts with directors who are also officers provide that these individuals have the benefit of any indemnification provisions in the Company's charter or By-Laws. The Company and the remainder of its directors have each entered into, or intend to enter into, indemnification agreements pursuant to which the Company indemnifies the director to the fullest extent permitted under its By-Laws. Such agreements provide, or will provide, among other things, for the payment, in advance by the Company, of expenses incurred by such person in connection with an investigation, preparation to defend or defense of an action, suit, claim or proceeding which arises by reason of the fact that such person agreed to be a director of the Company.

     The foregoing statements are subject to and qualified by the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Articles Eighth and Ninth of the Certificate of Incorporation of the Company and Article VI of the By-Laws of the Company, as applicable.

     The Company maintains directors' and officers' liability insurance which insures against certain liabilities that directors and officers of the Company may incur in such capacities.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.


Item 8.  Exhibits.
         --------

Exhibit
Number               Title of Exhibit
------               ----------------
4.1                  Indenture dated as of February 10, 1997, governing the 9-
                     7/8% Series B Senior Subordinated Notes due 2007 by and between by Aurora Foods Inc. and Wilmington Trust Company.
                     (Incorporated by reference to Exhibit 4.1 to Aurora Foods
                     Inc.'s Form S-4 filed on August 21, 1997, File No. 333-
                     24715 (the "S-4")).


4.2 Specimen Certificate of 9-7/8% Series B Senior Subordinated Notes due 2007 (included in Exhibit 4.1 hereto). (Incorporated by reference to Exhibit 4.2 to the S-4).

4.3 Form of Note Guarantee to be issued by future subsidiaries of Aurora Foods Inc. pursuant to the Indenture (included in Exhibit 4.1 hereto). (Incorporated by reference to Exhibit
                     4.4 to the S-4).

4.4 Indenture dated as of July 1, 1997, governing the 9-7/8% Series D Senior Subordinated Notes due 2007 by and between Aurora Foods Inc. and Wilmington Trust Company (the "Series D Indenture"). (Incorporated by reference to Exhibit 4.6 to the S-4).

4.5 Specimen Certificate of 9-7/8% Series D Senior Subordinated Notes due 2007 (included in Exhibit 4.4 hereto). (Incorporated by reference to Exhibit 4.3 to the S-4).


4.6 Form of Note Guarantee to be issued by future subsidiaries of Aurora Foods Inc. pursuant to the Series D Indenture (included in Exhibit 4.4 hereto). (Incorporated by reference to Exhibit 4.8 to the S-4).

4.7 Securtityholders Agreement, dated as of April 8, 1998 by and among Aurora/VDK LLC, MBW Investors LLC, VDK Foods LLC and other parties signatory thereto. (Incorporated by reference to Exhibit 4.2 to Aurora Foods Inc.'s Form S-1 filed on April 22, 1998, as amended, File No. 333-50681 (the "S-1")).


4.8 Indenture dated as of July 1, 1998, governing the 8-3/4% Senior Subordinated Notes due 2008 by and between Aurora Foods Inc. and Wilmington Trust Company. (Incorporated by reference to Exhibit 4.13 to the S-1).

4.9 Specimen Certificate of 8-3/4% Senior Subordinated Notes due 2008. (Incorporated by reference to Exhibit 4.9 to Aurora Foods Inc.'s Form 10-K filed on April 14, 2000, File No. 333-50681 (the "10-K")).

4.10 Specimen Certificate of the Common Stock. (Incorporated by reference to Exhibit 4.1 to the S-1).

4.11 Supplemental Indenture, governing the 9-7/8% Series D Senior Subordinated Notes due 2007, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.11 to the 10-K).

4.12 Supplemental Indenture, governing the 9-7/8% Series C Senior Subordinated Notes due 2007, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.12 to the 10-K).

4.13 Supplemental Indenture, governing the 8-3/4% Senior Subordinated Notes due 2008, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.13 to the 10-K).

4.14 Supplemental Indenture, governing the 9-7/8% Senior Subordinated Notes due 2007, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of February 10, 1997, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.2 to Aurora Foods Inc.'s Form 8-K filed on September 21, 2000, File No. 333-50681 (the "8-K")).

4.15 Supplemental Indenture, governing the 9-7/8% Senior Subordinated Notes due 2007, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of July 1, 1997, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.3 to the 8-K).

4.16 Supplemental Indenture, governing the 8-3/4% Senior Subordinated Notes due 2008, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of July 1, 1998, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.1 to the 8-K).

5.1                  Opinion of Ropes and Gray.

23.1                 Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Ropes and Gray (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

Item 9.  Undertakings.
         ------------

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs
                                            --------  -------
(a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof, and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on this 16th day of October, 2000.


                                    AURORA FOODS INC.


                                    By: /s/ James T. Smith
                                        ------------------
                                    Name:   James T. Smith
                                    Title:  Director, President and Chief
                                            Executive Officer (Principal
                                            Executive Officer)

     Each person whose signature appears below constitutes and appoints Richard
C. Dresdale, James T. Smith, and Christopher T. Sortwell, and each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Aurora Foods Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signatures                             Title                                   Date
      ----------                             -----                                   ----

/s/ James T. Smith                 Director, President and Chief                     October 16, 2000
---------------------------------  Executive Officer (Principal
James T. Smith                     Executive Officer)


/s/ Christopher T. Sortwell        Director, Executive Vice                          October 16, 2000
---------------------------------  President and Chief Financial
Christopher T. Sortwell            Officer (Principal Accounting
                                   and Finance Officer)


/s/ Richard C. Dresdale            Director and Chairman                             October 16, 2000
---------------------------------  of the Board
Richard C. Dresdale

/s/ David E. DeLeeuw               Director and Vice Chairman                        October 16, 2000
---------------------------------
David E. DeLeeuw

/s/ Clive A. Apsey                 Director                                          October 16, 2000
---------------------------------
Clive A. Apsey

/s/ Charles J. Delaney             Director                       October 16, 2000
---------------------------------
Charles J. Delaney

/s/ Andrea Geisser                 Director and Treasurer         October 16, 2000
---------------------------------
Andrea Geisser

/s/ Peter Lamm                     Director                       October 16, 2000
---------------------------------
Peter Lamm

/s/ George E. McCown               Director                       October 16, 2000
---------------------------------
George E. McCown

/s/ Ronald S. Orr                  Director                       October 16, 2000
---------------------------------
Ronald S. Orr

                                 EXHIBIT INDEX

Exhibit
Number         Title of Exhibit
------         ----------------
4.1 Indenture dated as of February 10, 1997, governing the 9-7/8% Series B Senior Subordinated Notes due 2007 by and between Aurora Foods Inc. and Wilmington Trust Company. (Incorporated by reference to Exhibit 4.1 to Aurora Foods Inc.'s Form S-4 filed on August 21, 1997, File No. 333-24715 (the "S-4")).

4.2 Specimen Certificate of 9-7/8% Series B Senior Subordinated Notes due 2007 (included in Exhibit 4.1 hereto). (Incorporated by reference to Exhibit 4.2 to the S-4).

4.3 Form of Note Guarantee to be issued by future subsidiaries of Aurora Foods Inc. pursuant to the Indenture (included in Exhibit 4.1 hereto). (Incorporated by reference to Exhibit 4.4 to the S-4).

4.4 Indenture dated as of July 1, 1997, governing the 9-7/8% Series D Senior Subordinated Notes due 2007 by and between Aurora Foods Inc. and Wilmington Trust Company (the "Series D Indenture"). (Incorporated by reference to Exhibit 4.6 to the S-4).

4.5 Specimen Certificate of 9-7/8% Series D Senior Subordinated Notes due 2007 (included in Exhibit 4.4 hereto). (Incorporated by reference to Exhibit 4.3 to the S-4).

4.6 Form of Note Guarantee to be issued by future subsidiaries of Aurora Foods Inc. pursuant to the Series D Indenture (included in Exhibit 4.4 hereto). (Incorporated by reference to Exhibit 4.8 to the S-4).

4.7 Securtityholders Agreement, dated as of April 8, 1998, by and among Aurora/VDK LLC, MBW Investors LLC, VDK Foods LLC and other parties signatory thereto. (Incorporated by reference to Exhibit 4.2 to the Aurora Foods Inc.'s Form S-1 filed on April 22, 1998, as amended, File No. 333-50681 (the "S-1")).

4.8 Indenture dated as of July 1, 1998, governing the 8-3/4% Senior Subordinated Notes due 2008 by and between Aurora Foods Inc. and Wilmington Trust Company. (Incorporated by reference to Exhibit 4.13 to the S-1).

4.9 Specimen Certificate of 8-3/4% Senior Subordinated Notes due 2008. (Incorporated by reference to Exhibit
                         4.9 to Aurora Foods Inc.'s Form 10-K filed on April 14, 2000, File No. 333-50681 (the "10-K")).

4.10 Specimen Certificate of the Common Stock. (Incorporated by reference to Exhibit 4.1 to the S-1).


4.11 Supplemental Indenture, governing the 9-7/8% Series D Senior Subordinated Notes due 2007, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.11 to the 10-K).

4.12 Supplemental Indenture, governing the 9-7/8% Series C Senior Subordinated Notes due 2007, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.12 to the 10-K).

4.13 Supplemental Indenture, governing the 8-3/4% Senior Subordinated Notes due 2008, dated as of April 1, 1999, among Sea Coast Foods, Inc., Aurora Foods Inc. and Wilmington Trust Company, as Trustee. (Incorporated by reference to Exhibit 4.13 to the 10-K).

4.14 Supplemental Indenture, governing the 9-7/8% Senior Subordinated Notes due 2007, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of February 10, 1997, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.2 to Aurora Foods Inc.'s Form 8-K filed on September 21, 2000, File No. 333-50681 (the "8-K")).

4.15 Supplemental Indenture, governing the 9-7/8% Senior Subordinated Notes due 2007, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of July 1, 1997, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.3 to the 8-K).

4.16 Supplemental Indenture, governing the 8-3/4% Senior Subordinated Notes due 2008, dated as of September 20, 2000 between the Company, Sea Coast Foods, Inc. and Wilmington Trust Company, as trustee, amending the Indenture dated as of July 1, 1998, as amended by the Supplemental Indenture dated as of April 1, 1999. (Incorporated by reference to Exhibit 4.1 to the 8-K).

5.1                      Opinion of Ropes and Gray.

23.1                     Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Ropes and Gray (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").